Exhibit 10.2
AMENDED AND RESTATED
EXECUTIVE SEVERANCE AGREEMENT
     This Amended and Restated Executive Severance Agreement (the “Agreement”) is made as of the 31st day of December 2008 by and between Airgas, Inc., a Delaware corporation (the “Company”), and Peter McCausland (the “Executive”).
     WHEREAS, Executive is an executive of the Company, currently serving as its Chairman of the Board, President and Chief Executive Officer; and
     WHEREAS, the Company and Executive previously entered into a letter agreement for severance payments, dated July 24, 1992 (the “Prior Agreement”), pursuant to which Executive is entitled to certain payments and benefits in the event that Executive’s employment is terminated as set forth in the Prior Agreement; and
     WHEREAS, the Company and Executive previously entered into a Change of Control Agreement, dated March 17, 1999 (as amended, restated, or otherwise modified from time to time, the “COC Agreement”), pursuant to which Executive is entitled to certain payments and benefits in the event of a termination of his employment in connection with a Change of Control as defined in and set forth in the COC Agreement; and
     WHEREAS, the Company and Executive desire to amend and restate the provisions of the Prior Agreement in their entirety to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder, and to eliminate any conflicts with the provisions of the COC Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Company and Executive (individually a “Party” and together, the “Parties”) agree that the Prior Agreement is hereby amended and restated as follows:
     1. Definitions.
          (a) “Board” shall mean the Board of Directors of the Company.
          (b) “Cause” shall be as defined in Section 2.4 of the COC Agreement.
          (c) “Change of Control” shall be as defined in Section 2.2.1 of the COC Agreement.
          (d) “Code” means the Internal Revenue Code of 1986, as amended.
          (e) “Good Reason” shall be as defined in Section 2.3.1 of the COC Agreement.

          (f) “Notice of Termination” means a written notice which (i) indicates the specific Cause for termination, and (ii) briefly summarizes the facts deemed to provide a basis for the Cause for termination of Executive’s employment under the provision so indicated.
          (g) “Termination Date” shall mean the last day of Executive’s employment with the Company.
          (h) “Termination of Employment” shall mean the termination of Executive’s active employment relationship with the Company.
     2. Termination of Employment Not Related to a Change of Control.
          (a) Termination Not Related to a Change of Control. In the event that Executive’s employment with the Company is terminated by the Company for any reason other than Cause, and not in connection with a Change of Control, Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.
          (b) Compensation Upon Termination Not Related to a Change of Control. Subject to the provisions of this Agreement, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall provide Executive with the following:
               i. Executive shall receive a cash payment equal to two (2) times Executive’s annual base salary as in affect immediately prior to the Termination Date. Except as otherwise provided in this Agreement, payment shall be made in a lump sum within thirty (30) days after the date that is six (6) months following the Termination Date.
               ii. Executive shall receive cash payments equal to the premium cost that Executive pays, at COBRA rates, to continue the Company’s medical and dental coverage for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on the Termination Date, for a period of thirty-six (36) months following the Termination Date, plus an additional amount to fully gross-up Executive for any ordinary income taxes that result from such payments, so that the after-tax amount that Executive will receive will be equivalent to the COBRA rates for such coverage. Except as provided in Section 19(b), payments shall be made commencing within thirty (30) days after the date that is six (6) months following Termination Date, with the first such payment to include the amounts payable hereunder for the months preceding such first payment.
               iii. All stock options and restricted stock held by Executive will become fully vested and exercisable, as the case may be, on the Termination Date, and all stock options shall remain exercisable after the Termination Date until the option’s expiration date, without regard to Executive’s Termination of Employment.
          (c) Notice of Termination. Any termination described in this Section 2 shall be communicated by a Notice of Termination to Executive given in accordance with Section 13 hereof.

     3. Termination of Employment in Connection with a Change of Control.
          (a) Termination in Connection with a Change of Control. In the event that Executive’s employment with the Company is terminated in connection with a Change of Control, as set forth in Section 2.3 of the COC Agreement, including but not limited to a voluntary resignation by Executive for Good Reason, Executive shall be entitled to the benefits provided in subsection (b) of this Section 3, in addition to the benefits provided for in the COC Agreement.
          (b) Compensation upon Termination in Connection with a Change of Control. Subject to the provisions of this Agreement, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall provide Executive with a cash payment equal to two (2) times the greater of executive’s annual base salary as in effect (i) immediately prior to the Termination Date, or (ii) at the time a Change of Control occurred. Except as otherwise provided in this Agreement, payment shall be made in a lump sum within thirty (30) days after the date that is six (6) months following the Termination Date.
          (c) Notice of Termination. Any termination on account of this Section 3 shall be communicated as provided for in the COC Agreement.
     4. Other Payments. The payments due under Sections 2 and 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company, except that no cash payments shall be paid to Executive under the Company’s then current severance pay policies. In addition, Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of the Termination Date, payable in a lump sum in the first payroll following the Termination Date, in accordance with the terms of any applicable benefit plans and programs of the Company.
     5. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
     6. Non-Exclusivity of Rights. Except as provided in Section 4, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Executive may qualify.
     7. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
     8. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filings, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

     9. Reduction of Benefits. If any payment or benefit provided to Executive by the Company pursuant to this Agreement or otherwise, including any payments due under the COC Agreement, may be considered an “Excess Parachute Payment”, as defined in Code section 280G(b)(1), then in that event, the provisions of sections 3.2.1 and 3.2.2 of the COC Agreement shall govern, and the references in the COC Agreement to the “Payment” and “Agreement Payments” shall include the aggregate of all amounts due to Executive under both this Agreement and the COC Agreement, and the “Agreement” shall mean both this Agreement and the COC Agreement, in determining whether there shall be any reduction of benefits.
     10. Deferral of Benefits. If the Company, based on written advice of reputable counsel, a copy of which shall be provided to Executive, determines that in the aggregate any benefit or payment under this Agreement and under any other arrangement or agreement between the Company and Executive would not be deductible for federal income taxes by the Company solely as a result of the application of Code section 162(m), the payment of any amounts otherwise payable under this Agreement in the then current year shall be reduced, but not below zero, by the amount of any such non-deductible amounts. The Company shall pay the entire non-deductible amount to Executive during Executive’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the application of Code section 162(m). The Company shall pay interest accrued on such deferred payments, calculated at the federal short-term rate, from the date that Executive would have been entitled to payment under this Agreement without application of this Section 10 until the date of payment. All scheduled payments to Executive pursuant to this Agreement and any other agreement between Executive and the Company that could be delayed to avoid the application of Code section 162(m) shall be delayed. In addition, payments made pursuant to this Section 10 that are made on or after the Termination Date are subject to the provisions of Section 19 of this Agreement.
     11. Confidential Information. Executive shall remain subject to the terms and conditions of Executive’s Employee Confidentiality Agreement, which shall continue in full force and effect, except as specifically modified herein.
     12. Term of Agreement. This Agreement shall continue in full force and effect for the duration of Executive’s employment with the Company so long as Executive holds the position of Chief Executive Officer of the Company; provided, however, that after the termination of Executive’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.
     13. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

          If to the Company, to:
Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087
Attn: General Counsel
          If to Executive, to:
Peter McCausland
1113 Brynlawn Road
Villanova, PA 19085
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a change of control, notice at the last address of the Company or to any successor pursuant to this Section 13 shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
     14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.
     15. Contents of Agreement, Amendment and Assignment.
          (a) This Agreement supersedes all prior agreements, and sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Executive and executed on the Company’s behalf by a duly authorized officer. Notwithstanding, it is specifically understood and agreed that in the event if any conflict between the provisions of this Agreement and the COC Agreement, the provisions of this Agreement are to control. The provisions of this Agreement may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board, except to the extent that shareholder or other approvals are required by the terms of such plans in order to amend such plans.
          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto. If Executive should die after the Termination Date and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devises, legates or other designees or, if there is no such designee, to Executive’s estate.
     16. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
     17. Remedies Cumulative; No Waiver. No right conferred upon the Parties by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a Party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
     18. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     19. Section 409A.
          (a) Interpretation. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon Termination of Employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
          (b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the Termination Date, Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Company (or any successor thereto) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s “separation from service” with the Company (or any successor thereto). If Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death. No interest shall be paid on any amounts delayed pursuant to this subsection.

          (c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with any tax audit or litigation, any reimbursements for such expenses to which Executive may be entitled shall be paid not later than the end of Executive’s taxable year following Executive’s taxable year in which (i) the tax audit or litigation is resolved if no taxes are paid or (ii) the taxes that are subject to such audit or litigation are remitted to the taxing authority. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

AIRGAS, INC.

		By:	/s/ Dwight T. Wilson
Attest:	/s/ Todd Craun	Its: Senior Vice President, Human Resources
/s/ Vickie Perry		/s/ Peter McCausland

Witness		PETER MCCAUSLAND